MANAGEMENT AGREEMENT

THIS AGREEMENT effective as of the 1st day of March, 2006.

BETWEEN:	SAFER RESIDENCE CORP., a company incorporated under the
laws of the State of Nevada and having an address at Unit #64044
– 528B Clarke Road, Coquitlam, British Columbia, Canada V3J
7V6

(the “Company”)

AND:	LEO YOUNG, businessman, having a residential address at 814
Lakeshore Drive Redwood City, California

(the “President” or the “Manager”)

A.	The Company is a company incorporated under the laws of the State of Nevada;

B.	The Company is in the business of providing safe residence products and wishes to expand its product line to commercial and residential solar products and solar products in a variety of applications;

C.	The Company requires a person to act as its President and to perform tasks relating to this position.

D.	The Company wishes to retain the services of the President on the terms and conditions of this Agreement;

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE 1
APPOINTMENT AND AUTHORITY OF MANAGER

1.01 APPOINTMENT OF MANAGER

The Company hereby appoints Leo Young as its Manager to perform certain services for the benefit of the Company as herein set forth, and the Company hereby accepts such appointment and authority on the terms and conditions herein set forth. The Manager further confirms his appointment to the position of President (effected on March 1, 2006) and will hold said appointment at the discretion of the Board of Directors of the Company.

1.02 AUTHORITY OF MANAGER

The Manager shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any material manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Company or its Board of Directors.

1.03 MANAGER’S WARRANTIES

The Manager represents and warrants that he will provide competent management; that he has the qualifications, experience and capabilities necessary to carry out the services to be performed hereunder; and that the services will be performed in a competent and efficient manner.

ARTICLE 2
MANAGER’S AGREEMENTS

2.01 The Manager will undertake all activities which will further and enhance the business and affairs of the Company as he is directed by the Board of Directors. For purposes of this Agreement, “Company” means the Company and all of its subsidiaries and affiliates. The Manager acknowledges that the Company initially has limited personnel and resources, and that the Manager will be requested to undertake activities which will be outside the general nature of work ordinarily performed by the Manager of a corporation.

The Manager, at the expense of and on behalf of the Company, shall:

(a)	make and implement or cause to be implemented all lawful decisions of the Board of Directors of the Company (the “Board”) in accordance with and as limited by this Agreement; and

(b)	at all times be subject to the direction of the Board and keep the Board informed as to all material matters concerning the Manager’s activities.

2.02 MANAGEMENT ACTIVITIES

In carrying out its obligations under this Agreement, the Manager shall undertake all activities necessary to develop the business of the Company.

The Manager acknowledges that the Company is a reporting issuer under the laws of the United States of America and that any funds received as subscriptions or sales revenues of the Company’s products must be fully accounted for in a manner in accordance with US GAAP. The Manager agrees that he will make all reasonably necessary efforts to ensure that the management of the Company, and the accounting for it, is in accordance with US GAAP principles.

2.03 AUTHORITY OF MANAGER

The Company hereby authorizes the Manager, subject to the other provisions of this Agreement, to do all acts and things as the Manager may in its discretion deem necessary or desirable to enable the Manager to carry out its duties hereunder, and hereby grants the Manger the inherent authority to undertake all such activities as a Manager acting as President normally has.

2.04 LIMITATION OF MANAGER’S OBLIGATIONS

Notwithstanding anything in this Agreement, the Manager shall not be required to expend his own money or to incur any liabilities, obligations, costs, dues or debts and all money required by the Manger to carry out his duties under this Agreement shall be provided by the Company to the Manager forthwith upon the Manager’s request.

The Manager will be at liberty to engage, for his own account and without duty to account to the Company or the Board, in providing financial, administrative, management and other consulting services to other companies.

2.05 RELATIONSHIP

The parties confirm the Manger will not be an “employee” of the Company, but an independent contractor who will be working for the Company and its subsidiaries and affiliates, subject to the control and direction of the Company and its board of directors; and that no income tax deductions will be made by the Company.

ARTICLE 3
COMPANY’S AGREEMENTS

3.01 COMPENSATION OF MANAGER

As compensation for the services rendered by the Manager pursuant to this Agreement, the Company agrees to pay the Manager monthly, on or before the first day of each month, or if a Saturday, Sunday or holiday, the next following business day, a management fee equal to $3,000.00 (being $36,000.00 annually) or such other amount as is approved by the Board of Directors.

3.02 REIMBURSEMENT OF EXPENSES

The Company shall only be obligated to pay or reimburse the Manager for the normal and usual expenses of managing the Company as provided herein, including, without any limitation, any other expenses as set out herein. In the event of a dispute between the Manager and the Company regarding the amount set out in the statement of expenses the Company will nevertheless be obligated to pay the amount set out herein to the Manager, and the Company may then refer the matter to arbitration as provided for in Section 6.09.

3.03 ACCESS TO COMPANY INFORMATION

The Company shall make available to the Manager such information and data and shall permit the Manager, his agents and employees to have access to such documents or premises as are reasonably necessary to enable him to perform the services provided for under this Agreement.

3.04 INDEMNITY BY COMPANY

The Company agrees to indemnify, defend and hold harmless the Manager, from and against any and all claims, demands, losses, actions, lawsuits and other proceedings, judgements and awards, and costs and expenses (including reasonable legal fees), arising directly, in whole or in part, out of any matter related to any action taken by the Manager within the scope of his duties or authority hereunder, excluding only such of the foregoing as arise from the fraudulent, negligent, or wilful act or omission of the Manager, his agents and employees, and the provisions hereof shall survive termination of this Agreement. The Company further agrees that, where permitted by law, it will provide directors’ and officers’ liability insurance to the Manager. Nothing in this paragraph may be construed to commit the Company to indemnify the Manager or provide insurance where such an act is prohibited by statutory, legal or regulatory requirements.

ARTICLE 4
DURATION, TERMINATION AND DEFAULT

4.01 EFFECTIVE DATE

This Agreement shall become effective as of the day and year first above written and shall remain in force, subject to the earlier termination as provided herein, for a period of two years. Thereafter this Agreement will continue on a monthly basis until terminated in accordance with paragraph 4.02. This Agreement replaces and supersedes any oral agreement regarding the Manager’s compensation .

4.02 TERMINATION

This Agreement may be terminated by either party at any time without cause by giving the other party written notice of such termination at least thirty (30) days prior to the termination date set forth in such written notice.

4.03 DUTIES UPON TERMINATION

Upon termination of this Agreement for any reason, the Manager shall promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

(b)

all documents pertaining to the Company or this Agreement, including but not limited to all books of account, financial records, correspondence and contracts provided that the Manager shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three days notice to the Company; and

(c)	all property of the Company, including product inventory, which is in his possession or the possession of his associates and affiliates.

Upon termination, the Company will pay to the Manager any amounts outstanding to him under this Agreement.

Upon termination, the Company shall have a security interest and ownership in any unsold product, inventory or asset of the Company which is in the possession of the Manager at the time of the termination and the Manager shall be personally liable for the return of such unsold product, inventory or asset to the care and control of the Company or for its return to the Company.

ARTICLE 5
CONFIDENTIALITY

5.01 OWNERSHIP OF WORK PRODUCT

Subject to Sections 2.04 and 5.02, all reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the discretion of the Manager, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Manager performing the services (collectively, the “Work Product”) shall belong exclusively to the Company which shall be entitled to all right, interest, profits or benefits in respect thereof.

5.02 CONFIDENTIALITY

The Manager shall not disclose any information, documents, or Work Product concerning the existing company interests to which the Manager may have access by virtue of its performance of the services to any person not expressly authorized by the Company for that purpose.

5.03 RESTRICTIVE COVENANTS

Subject to Section 2.04, Manager shall, during the term of this Agreement, devote all reasonable time, attention, and abilities to the business of the Company and, where directed by the Board, to the business of companies associated with the Company as is reasonably necessary for the proper exercise of his duties.

ARTICLE 6
MISCELLANEOUS

6.01 WAIVER; CONSENTS

No consent, approval or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.02 GOVERNING LAW

This Agreement shall be governed by the laws of the State of Nevada and, subject to Section 6.08, any dispute under the terms of this Agreement shall enure to the courts thereof.

6.03 NO ASSIGNMENT PERMITTED

All of the rights, benefits, duties, liabilities and obligations of the parties hereto shall enure to the benefit of and be binding upon the respective successors of the parties provided that in no circumstances is this Agreement assignable by either party save and except that, where approved in writing by both parties, the Manager may be assigned to complete tasks and provide services to a parent of the Company or its parent.

6.04 MODIFICATION OF AGREEMENT

Save and except any non-disclosure agreement which may be executed between the Manager and the Company, this Agreement constitutes the entire agreement between the Manager and the Company and to be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.05 NOTICES

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt of forty-eight (48) hours after being placed in the mail in Canada, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Manager as first noted above, or to such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt; and provided that in the event of an interruption in the ordinary postal service, all notices, requests and communications shall be delivered and not mailed.

6.06 FURTHER ASSURANCES

The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

6.07 COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. A faxed signature shall be accepted as an original.

6.08 ARBITRATION

In the event that the parties hereto dispute any matter concerning the terms and conditions of this Agreement, the matter will be determined by a single arbitrator appointed by the parties hereto or, in the event that the parties are not able to agree on the appointment of a single arbitrator, either party may request the courts to appoint a single arbitrator in accordance with the Commercial Arbitration Act of the Province of British Columbia. The arbitrator shall fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties. After hearing any evidence and representations that the parties may submit, the arbitrator shall make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The award shall be kept confidential by the parties hereto except as disclosure is required by applicable securities laws and regulatory bodies. The decision of the arbitrator shall be made within 45 days after his or her appointment subject to any reasonable delay due to unforeseen circumstances. The parties agree that the award of the single arbitrator shall be final and binding upon each of them and shall not be subject to appeal.

6.09 INDEPENDENT LEGAL ADVICE

The Manager hereby acknowledges that he has acted for himself in the preparation and negotiation of this Agreement and acknowledges that he has been advised to seek independent legal counsel and review of this Agreement prior to its execution. CD Farber Law Corporation has acted for the Company only in the preparation of this Agreement. The Company is aware that CD Farber Law Corporation has acted for the Manager or companies associated with him in other transactions.

IN WITNESS WHEREOF the parties have executed this Agreement effective March 1, 2006.

SAFER RESIDENCE CORP.
by its authorized signatory:

/s/ “Leo Young”
LEO YOUNG